Exhibit (e)(5)
SECOND AMENDMENT TO
PRE-ACQUISITION AGREEMENT
AMONG
CANADIAN OIL SANDS LIMITED
- AND -
1212707 ALBERTA LTD.
- AND -
CANADA SOUTHERN PETROLEUM LTD.
DATED JUNE 18, 2006
July 12, 2006

PRE-ACQUISITION AGREEMENT AMENDMENT NO. 2
          THIS PRE-ACQUISITION AGREEMENT AMENDMENT NO. 2 (the “Second Amending Agreement”), dated as of July 12, 2006 between Canadian Oil Sands Limited (“Acquiror”), 1212707 Alberta Ltd. (“Offeror”), a wholly-owned Subsidiary of Acquiror, and Canada Southern Petroleum Ltd. (the “Company”);
          WITNESSES THAT, WHEREAS the Acquiror, the Offeror, and the Company entered into the Pre-Acquisition Agreement dated as of June 18, 2006, as amended June 29, 2006 (collectively, the “Prior Agreement”), and in accordance with the Prior Agreement, the Acquiror, through Offeror, has made the Offer to acquire all of the outstanding Common Shares together with associated rights of the Company; and
          WHEREAS the parties wish to amend the Prior Agreement as set forth in this Second Amending Agreement;
          NOW THEREFORE in consideration of the covenants and agreements herein contained and for other good and valuable consideration (the receipt and sufficiency of which re hereby acknowledged), the parties covenant and agree as follows:
1. INTERPRETATION
1.1 Definitions
          Unless there is something in the subject matter or context inconsistent therewith, all terms contained in this Second Amending Agreement which are defined in the Prior Agreement, shall, for all purposes hereof have the meanings given to such terms in the Prior Agreement as amended by this Second Amending Agreement.
1.2 Meaning of Agreement
          The term Agreement where used in the Prior Agreement and this Second Amending Agreement means the Prior Agreement as amended by this Second Amending Agreement.
2. VARIATIONS TO THE OFFER
2.1 The Offer
(a)	The definition of “Purchase Consideration” in section 1.1 of the Prior Agreement is amended by replacing “U.S.$11.10” with “U.S.$13.10”.

(b)	Section 2.1(a)(ii) of the Prior Agreement is amended by replacing “U.S.$11.10” with “U.S.$13.10”.

(c)	The Offeror shall use its reasonable commercial efforts to issue and mail to Shareholders and Optionholders a notice of variation to the Offer (the “Second Notice of Variation”) (and the Offer as varied by the Offeror’s Notice of Variation dated July 5, 2006 and the Second Notice of Variation is in this Second Amending Agreement referred to as the “Offer”) on or before 12:00 midnight (Calgary time) on July 14, 2006 and, in any event, shall issue and mail the Second Notice of Variation to Shareholders and Optionholders no later than 12:00 midnight (Calgary time) on July 17, 2006.
2.2 Conditions Precedent
(a)	The obligation of the Offeror to issue and mail the Second Notice of Variation as contemplated in Section 2.1(c) shall be conditional upon the following:
(i)	no event shall have occurred or circumstance shall exist which would make it impossible or impracticable to satisfy one or more of the conditions of the Offer described in Schedule 2.1(a) of the Prior Agreement; and

(ii)	each of the representations and warranties of the Company which are set out in the Agreement shall be true and correct in all material respects at the date that the Second Notice of Variation is proposed to be issued, other than the representations and warranties of the Company set forth in Section 6.7 of the Prior Agreement, which shall be true and correct as of the date of the Prior Agreement, and in Section 6.37 of the Prior Agreement, which shall be true and correct as of July 12, 2006, and the Company shall have complied in all material respects with each of its covenants and obligations set out in the Agreement.
(b)	The foregoing conditions in paragraph (a) are for the exclusive benefit of the Acquiror, on its own behalf and on behalf of the Offeror, and may be waived by the Acquiror, on its own behalf and on behalf of the Offeror, in whole or in part, in its sole discretion.
2.3 Company Action
(a)	The Company represents and warrants to the Offeror that the Board, after consultation with its legal and financial advisors, has unanimously determined that the Offer is fair to the Shareholders and is in the best interests of the Company and the Shareholders. Subject to Section 3.2, the Company will use its reasonable commercial efforts to issue a notice of change to the Director’s Circular and an amendment to its Schedule 14D-9 recommending that Shareholders accept the Offer (the “Directors’ Circular Notice of Change”) concurrent with the issue and mailing of the Second Notice of Variation by the Offeror, and in any event, the Company shall issue such Directors’ Circular Notice of Change no later than 12:00 midnight (Calgary time) on July 17, 2006.

(b)	The Company shall co-operate with the Offeror, use reasonable commercial efforts to support the Offer and provide the Offeror with a draft copy of the Directors’ Circular Notice of Change to be mailed to Shareholders prior to the mailing thereof, on a confidential basis, and shall provide the Offeror with a reasonable opportunity to review and provide any comments thereon. The Company shall mail the Directors’ Circular Notice of Change within the time frame indicated above and the Offeror and the Company shall cooperate in attempting to jointly mail the Second Notice of Variation and the Directors’ Circular Notice of Change. The Company shall also file the Directors’ Circular Notice of Change on a timely basis with all applicable Regulatory Authorities. The Directors’ Circular Notice of Change will set forth in prominent type, among other things, the determinations and recommendations of the Board as set forth in Section 2.3(a) and the intention of members of the Board and officers to tender their Common Shares to the Offer. The Directors’ Circular Notice of Change shall also comply with the applicable rules governing the recommendation or solicitation by the subject company and others set forth in Rule 14d-9 and Rule 14e-2 promulgated under the U.S. Securities Exchange Act of 1934.

(c)	The Directors’ Circular Notice of Change, when filed with the Regulatory Authorities and mailed to the Shareholders, shall contain all information which is required to be included therein in accordance with all applicable laws, including all Applicable Corporate Laws and all Applicable Securities Laws, and shall in all material respects comply with the requirements of all applicable laws.
2.4 Second Notice of Variation
          The Offeror shall provide the Company with a draft copy of the Second Notice of Variation as well as any other documents in connection with the Second Notice of Variation to be mailed to Shareholders and Optionholders on or after the date hereof (including any notices of change or variation), prior to the mailing thereof (collectively, the “Second Notice of Variation Documents”), on a confidential basis, and shall provide the Company with a reasonable opportunity to review and provide comments thereon. The Offeror shall file the Second Notice of Variation Documents on a timely basis with the Regulatory Authorities. The Second Notice of Variation Documents, when filed with the Regulatory Authorities and mailed to the Shareholders, shall contain all information which is required to be included therein in accordance with any applicable law, including, without limitation, all Applicable Corporate Laws and all Applicable Securities Laws, and shall in all material respects comply with the requirements of applicable law, including all Applicable Corporate Laws and all Applicable Securities Laws.
2.5 Press Releases
          Each of the parties shall issue its press release upon execution of this Second Amending Agreement in the forms set forth in Schedule 2.5 hereto. The parties shall consult each other with respect to any further public disclosures respecting the Agreement, the Offer or any matter related thereto.

3. REPRESENTATIONS AND WARRANTIES
3.1 Restatement
(a)	The representations and warranties of each of the parties contained in the Prior Agreement, other than the representations and warranties of the Company contained in Sections 6.7 and 6.37 of the Prior Agreement, are restated as of the date of this Second Amending Agreement as if set out in full in this Second Amending Agreement.

(b)	The Company hereby represents and warrants that as at July 12, 2006, the Company has in excess of $20 million in cash and cash equivalents and has no debt.
4. OTHER
4.1 Counterparts
          This Second Amending Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
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     In witness whereof, Acquiror , the Offeror and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CANADIAN OIL SANDS LIMITED

By:	/s/ Marcel R. Coutu Name: Marcel R. Coutu
Title: President and Chief Executive Officer

By:	/s/ Trudy M. Curran Name: Trudy M. Curran
Title: General Counsel and Corporate Secretary

1212707 ALBERTA LTD.

By:	/s/ Allen R. Hagerman Name: Allen R. Hagerman
Title: Chief Financial Officer

CANADA SOUTHERN PETROLEUM LTD.

By:	/s/ John McDonald Name: John McDonald
Title: President and CEO

SCHEDULE 2.5
PRESS RELEASES

FOR IMMEDIATE RELEASE
CANADA SOUTHERN PETROLEUM AGREES TO HIGHER OFFER FROM CANADIAN OIL SANDS
Calgary, Alberta, July 12th, 2006 – The Board of Directors of Canada Southern Petroleum Ltd. (“Canada Southern” or “the Company”) (NASDAQ: CSPLF) (TSX: CSW) today announced that it has agreed to terms on a revised offer from a wholly owned subsidiary of Canadian Oil Sands Trust (“Canadian Oil Sands”) (TSX: COS.UN) under which Canadian Oil Sands will acquire all of the outstanding common shares of Canada Southern for US$13.10 per share, all cash. The revised Canadian Oil Sands offer follows a July 11th announcement by Petro-Canada (NYSE: PCZ) (TSX: PCA) that it has extended and increased the value of its original offer to US$13.00.
After receiving advice from the Company’s financial advisor, CIBC World Markets Inc., and its legal advisors, the Board unanimously recommends that shareholders accept the revised offer from Canadian Oil Sands.
If shareholders have already tendered to the revised Petro-Canada offer or the Canadian Superior Energy Inc. (TSX and AMEX: SNG) offer, the Board recommends that shareholders withdraw them immediately. For assistance in doing so, shareholders are urged to contact The Proxy Advisory Group at toll free 1-800-678-1770.
Canada Southern will issue an amendment to its Directors’ Circular regarding the revised Canadian Oil Sands offer. It will contain important information for shareholders, including the Board recommendation in favour of the Canadian Oil Sands offer.
The revised Canadian Oil Sands offer remains open to 8:00am (Mountain Daylight time) on August 1st, 2006, unless further extended or withdrawn.
In connection to the revised Canadian Oil Sands offer, Canada Southern will file certain materials with the United States Securities and Exchange Commission (SEC), including an amended Solicitation/Recommendation Statement on Schedule 14D-9. Shareholders are urged to read the amended Solicitation/Recommendation Statement on Schedule 14D-9 and any amendments thereto when they become available because they will contain important information. Investors can obtain a free copy of the amended Solicitation/Recommendation Statement on Schedule 14D-9 and any amendments thereto when they become available and all other filings made by Canada Southern with the SEC at the SEC’s web site at www.sec.gov. In addition, these materials may be obtained free from Canada Southern by directing a request to Canada Southern Petroleum, #250 – 706 7th Avenue S.W., Calgary, Alberta, Canada T2P 0Z1 (403) 269 7741, Attention: Corporate Secretary.

About Canada Southern Petroleum
Canada Southern Petroleum Ltd. is an independent energy company based in Calgary, Alberta, Canada. The Company is engaged in oil and gas exploration and development, with its primary interests in producing properties in the Yukon Territory and British Columbia, Canada. The Company also owns varying interests in seven Significant Discovery Licenses located in the Arctic Islands in Northern Canada. The Company’s common shares are traded on the NASDAQ Capital Market under the symbol “CSPLF”, and on the Toronto Stock Exchange under the symbol “CSW”. The Company has 14,496,165 shares outstanding.
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For further information, please contact:
Media
Josh Pekarsky
Longview Communications Inc.
(604) 694-6030
David Ryan
Longview Communications Inc.
(604) 694-6031
Investors
The Proxy Advisory Group, LLC
Toll free: (866) 678-1770

Canadian Oil Sands	NEWS RELEASE
For immediate release
Canadian Oil Sands increases its offer for Canada Southern Petroleum Ltd. to US$13.10 cash per share
Calgary, July 12, 2006 (TSX – COS.UN) — Canadian Oil Sands Trust (the “Trust”) today announced that its wholly owned subsidiaries, Canadian Oil Sands Limited and 1212707 Alberta Ltd. (“Canadian Oil Sands”), increased their offer to US$13.10 cash per common share to purchase all of the outstanding common shares of Canada Southern Petroleum Ltd. (“Canada Southern”) (NASDAQ:CSPLF / TSX:CSW). The total value of Canadian Oil Sands’ offer is approximately Cdn$224 million.
All Canada Southern shareholders tendering their common shares will receive the increased offer price. The offer remains open to 8:00 a.m. (Mountain Daylight time) on August 1, 2006, unless further extended or withdrawn. Canadian Oil Sands expects to mail a Notice of Variation for the amended offer to Canada Southern shareholders on or about July 14, 2006.
“For precisely the same reasons we indicated at the outset, our interest in this particular asset persists due to its unique attributes,” said Canadian Oil Sands President and CEO, Marcel Coutu. “This Arctic natural gas resource provides a hedging strategy with unparalleled duration for our natural gas requirements at Syncrude, and secondly, provides an opportunity for us to participate in the development of a long-life energy resource.”
On June 18, 2006 Canada Southern agreed to a friendly offer by Canadian Oil Sands to purchase all of the outstanding common shares of Canada Southern. The purchase agreement provides for the payment of a “break-fee” to Canadian Oil Sands by Canada Southern of up to four per cent of the value of the offer in the event that the offer is not completed upon the occurrence of certain events.
RBC Capital Markets acted as financial advisors to Canadian Oil Sands in this transaction.
About Canada Southern Petroleum
Canada Southern Petroleum Ltd. is an independent energy company based in Calgary, Alberta, Canada. The Company is engaged in oil and gas exploration and development, with its primary interests in producing properties in the Yukon Territory and British Columbia, Canada. The Company also owns varying interests in seven Significant Discovery Licenses located in the Arctic Islands in Northern Canada. The Company’s common shares are traded on the NASDAQ Capital Market under the symbol “CSPLF”, and on the Toronto Stock Exchange under the symbol “CSW”. The Company has about 14 million shares outstanding.

About Canadian Oil Sands Trust
Canadian Oil Sands Trust provides a pure investment opportunity in the Alberta oil sands through its 35.49 per cent working interest in the Syncrude Project. Located near Fort McMurray, Alberta, Syncrude operates a large oil sands mining and upgrading facility that produces a light, sweet crude oil. Canadian Oil Sands is an open-ended investment trust, which allows it to distribute the free cash flow it generates from the Syncrude Project to Canadian Oil Sands’ investors on a tax-efficient basis. The Trust is managed by Canadian Oil Sands Limited and has approximately 466 million units outstanding, which trade on the Toronto Stock Exchange under the symbol COS.UN.
This press release is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities of Canada Southern. Any offers to purchase or solicitation of offers to sell will be made only pursuant to the tender offer statement (including the offer to purchase, the letter of transmittal and other offer documents) which was initially filed with the SEC on June 26, 2006. Canada Southern stockholders are advised to read these documents and any other documents relating to the tender offer that are filed with the SEC carefully and in their entirety because they contain important information. Canada Southern stockholders may obtain copies of these documents for free at the SEC’s website at www.sec.gov or by calling D.F. King & Co. Inc., the Information Agent for the offer, at 1-212-269-5550.
Advisory: In the interest of providing Canadian Oil Sands Trust (the “Trust”) unitholders and potential investors with information regarding the Trust, including management’s assessment of the Trust’s future plans and operations, certain statements throughout this press release contain “forward-looking statements”. Forward-looking statements in this release include, but are not limited to, statements with respect to: the expectation that Canada Southern’s natural gas resource will provide a low cost financial hedge against the impact of significant rising natural gas prices on our business and the future production of natural gas from the Arctic licenses and that the Arctic licenses will be developed at some time in the future. Resources are not the same as reserves and may not be recognized under applicable Canadian or US securities rules and regulations.
You are cautioned not to place undue reliance on forward-looking statements, as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other forward-looking statements will not occur. Although the Trust believes that the expectations represented by such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Some of the risks and other factors which could cause results to differ materially from those expressed in the forward-looking statements contained in this press release include, but are not limited to: the difficulties and risks involved in any oil and gas operation, especially at the development stage; the ability to complete any take-over transaction due to the requirement for shareholders to tender and the requirement for certain regulatory approvals; the ability to sell natural gas properties at a price and on terms acceptable to the Trust; the receipt of necessary regulatory approvals; the ability to develop natural gas in the Arctic region in an economic or timely manner, or at all; general economic conditions; the price of crude oil and natural gas; government regulations and the nature of discretionary orders; and such other risks and uncertainties described from time to time in the reports and filings made with securities regulatory authorities by the Trust. We would refer you to the risks and assumptions further outlined in the Trust’s annual information form and annual and quarterly financial reports.

Canadian Oil Sands Limited	For further information:
Marcel Coutu
President & Chief Executive Officer	Siren Fisekci
Director Investor Relations
Units Listed — Symbol: COS.UN	(403) 218-6228
Toronto Stock Exchange	investor_relations@cos-trust.com

Web site: www.cos-trust.com